UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 30, 2010 athenahealth, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33689	04-3387530
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
311 Arsenal Street, Watertown, MA	02472
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:   617-402-1000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 6, 2010, athenahealth, Inc. (the “Company”) elected Dev Ittycheria to the Board of Directors to serve as a Class III director, holding office until the annual meeting of the Company’s stockholders in 2013 or until his earlier death, resignation, or removal. It is expected that Mr. Ittycheria will join the Compensation Committee and Nominating and Corporate Governance Committee of the Board of Directors. Under the Company’s director compensation plan, Mr. Ittycheria will receive 12,200 stock options or 6,100 restricted stock units (or any combination of stock options and restricted stock units at a 2 to 1 ratio) pro-rated for partial service, which award will vest fully on June 1, 2011, $3,000 for each board or committee meeting attended in-person, and $1,000 for each board or committee meeting attended by phone. Additionally, Mr. Ittycheria will enter into the Company’s standard form of indemnification agreement. A copy of the press release announcing Mr. Ittycheria’s appointment is attached hereto as Exhibit 99.1.

On June 30, 2010, the Company appointed Timothy M. Adams, the Company’s Chief Financial Officer and Senior Vice President, to serve as the Company’s principal accounting officer and Treasurer, replacing Dawn Griffiths, who resigned from her position as the Company’s Chief Accounting Officer and Treasurer effective as of June 30, 2010. The Company is not making any changes to the current compensation arrangements for Mr. Adams in connection with this appointment. Biographical information regarding Mr. Adams is included in the Company’s Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on April 16, 2010, and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press release issued by athenahealth, Inc. on July 7, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

athenahealth, Inc.
(Registrant)

July 7, 2010	/s/ DANIEL H. ORENSTEIN
Daniel H. Orenstein
SVP,General Counsel,and Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release issued by athenahealth, Inc. on July 7, 2010.